CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Marmann, McCrary & Associates, P.C.
Certified Public Accountants

900 E. 2nd Street
Sheffield, AL 35660
(256) 381-1473

February 27, 2006

Foresight Funds, Inc.
24695 Deer Ridge Lane
Athens, AL 35613

Gentlemen:

We consent to the references to our firm in the Registration Statement on Form N-1A of Foresight Funds, Inc. and to the use of our report dated
February 27, 2006 on Foresight Value Fund's financial statements and financial highlights as of and for the year ending December 31, 2005. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.


Marmann, McCrary & Associates, P.C